ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

Exhibit 99.1

NEWS RELEASE

Abraxas Energy Partners, L.P. to

Acquire Oil and Gas Properties for $140 Million

SAN ANTONIO (December 11, 2007) - Abraxas Petroleum Corporation (AMEX:ABP) today announced that a wholly-owned subsidiary of Abraxas Energy Partners, L.P. has signed a definitive agreement to acquire oil and gas properties for $140 million from St. Mary Land & Exploration Company (NYSE: SM). The acquisition is subject to customary closing conditions and purchase price adjustments and is expected to close during the first quarter of 2008.

The properties are primarily located in the Rockies and Mid-Continent regions of the United States, and include:

•	Approximately 1,500 wells
•	Estimated proved reserves as of December 1, 2007 (based on recent strip prices) of approximately 10,250 MBOE
•	82 percent proved developed producing reserves
•	52 percent oil
•	Reserves-to-production ratio of approximately 14 years
•	Approximately 2,050 Boepd of current daily net production

Abraxas Energy currently intends to initially finance the acquisition with borrowings under an amended credit facility together with borrowings under a new bridge facility and is currently in discussions with Société Générale to arrange such financing. Abraxas Energy has delayed its initial public offering due to the effect of this acquisition on the required disclosure for its registration statement.

Abraxas Petroleum anticipates purchasing a portion (less than 10% of the estimated proved reserves) of the acquired properties. These properties are more exploratory in nature and not deemed suitable for Abraxas Energy. Abraxas Petroleum currently intends to fund this portion of the acquisition from cash on hand.

In connection with this acquisition, Abraxas Energy has entered into options to purchase NYMEX-based fixed price swaps on a significant portion of the estimated production from the acquired properties’ current proved developed producing reserves for the period February 2008 through December 2011.

“We are quite pleased to announce Abraxas Energy’s first acquisition since its formation. As a result of the acquisition, our percentage of proved developed producing reserves, percentage of oil production, and our R/P ratio will increase significantly and complement our existing asset base with a more diverse, stable long-lived production profile. We expect the acquisition to be immediately accretive to distributable cash flow per unit,” commented Bob Watson, President and CEO.

500 N. Loop 1604 East, Suite 100

San Antonio, Texas 78232

Phone: 210.490.4788 Fax: 210.490.8816

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which the offer, solicitation or sale of securities would be unlawful. Such securities will only be offered and sold pursuant to a registration statement filed under the Securities Act of 1933, as amended.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations in Texas and Wyoming. Abraxas Petroleum Corporation also owns a 47% interest in an upstream master limited partnership, Abraxas Energy Partners, L.P., which entitles Abraxas Petroleum Corporation to receive its proportionate share of cash distributions made by Abraxas Energy Partners, L.P.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil. In addition, Abraxas’ future natural gas and crude oil production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Barbara M. Stuckey/Vice President - Corporate Development

Direct Telephone 210.757.9835

Main Telephone 210.490.4788

bstuckey@abraxaspetroleum.com

www.abraxaspetroleum.com